Exhibit 10.27

M A S T E R   S E R V I C E S   A G R E E M E N T

This master services agreement (the “Agreement”) is made as of September 5, 2003, by and between: Omnicell, Inc., a Delaware Corporation having its principal place of business at 1101 East Meadow Drive, Palo Alto, CA  94303  (“COMPANY”), and Aditi Technologies Pvt. Ltd., incorporated under the Laws of India and doing business in the State of Washington, having its principal place of business at 2002 - 156th Avenue NE   Suite 200, Bellevue, WA  98007, (“ADITI”).

Each entity shall hereafter be referred to as a “Party” and jointly as the “Parties.” In consideration of the mutual promises herein, Aditi and Company agree as follows:

1.                          DEFINITIONS

1.1                               “Aditi Deliverables” shall mean the: (a) Company Work Product, and (b) any Background Work Product. These will be restricted to the items described in the Statement of Work.

1.2                               “Acceptance Tests” shall mean the goals and performance standards (including quality of code) set forth in Customer Satisfaction Surveys conducted each month and required for the acceptance by COMPANY of the Programs and System as defined herein and as set forth in the Statement of Work.

1.3                               “Background Work Product” shall mean those preexisting, underlying or commonly used code, processes, sequences, structures, organization, interfaces, applets, modules, libraries, and/or other development tools or other work product and any Intellectual Property Rights thereto described on Exhibit B which Aditi incorporates into the Company Work Product.  The parties agree that Exhibit B may be amended from time to time by mutual agreement of the parties.

1.4                               “Company Work Product” shall mean Requirement Specification, Functional Specification, Design documents, tested software and associated documentation, maintenance & support service deliverables for software applications and computing resources and associated documentation and any deliverable defined in the Statement of Work, prepared by Aditi for Company pursuant to a Statement of Work, and any Intellectual Property Rights thereto.

1.5                               “Offshore Development Center (ODC)” shall mean an offshore dedicated center created by ADITI, for COMPANY to provide services to COMPANY. ODC services include software development, maintenance & support, computing infrastructure maintenance & support and any other service within the Information Technology arena mutually agreed from time to time.  The billing model is Time & Materials based but mostly in a retainership (fixed per person per month payment) mode. Part of the ODC team may get involved in Fixed Price Projects from time to time.  Company will have the right to inspect the ODC from time to time, upon prior written notice to Aditi.

Confidential

1.6                               “Fees” shall mean the development fees that Company shall pay to Aditi in connection with this Agreement and a Statement of Work.

1.7                               “Intellectual Property Rights” shall mean any patents (including any application, registration, extension, reexamination, reissue, continuation, or renewal thereof), copyrights (including any application, registration or renewal thereof), trade secrets, trademarks (including any application, registrations and the goodwill associated therewith), service marks, trade dress, droit moral, or foreign equivalents of the foregoing, and any other proprietary rights of any nature.

1.8                               “Services” shall mean the services Aditi provides to Company under this Agreement or any Statement of Work under this agreement or any change authorization thereof.

1.9                               “Specifications” shall mean the specifications included in a Statement of Work, which are agreed to by the Parties with respect to the Services.

1.10                        “Statement of Work” shall mean the document, in the form attached hereto as Exhibit A, executed by both Parties, setting forth the nature of the Services to be performed by Aditi, and the Specifications, responsibilities and delivery schedule therefore.  The Parties may execute Statements of Work from time to time under this Agreement, and each such Statement of Work shall be attached sequentially to Exhibit A and incorporated into this Agreement by reference.

2.                          SERVICES

2.1                               Scope of Service:  Aditi shall provide any of the following services or any combination of them to the Company as mutually agreed in the Statement of Work.

(a)                                  On Site development work;

(b)                                  Off Shore development work; or

(c)                                  Off Shore Development Center as defined under clause 1.5 above

2.2                               Terms of Engagement. During the Term and under the terms and conditions of this Agreement, Company hereby engages Aditi to perform the Services described in one or more Statements of Work that will be negotiated and executed by the Parties from time to time and attached hereto as attachments to Exhibit A. Aditi, in consideration for the compensation described in Section 3 below, hereby agrees to use good faith, commercially-reasonable efforts to perform such Services. The Parties agree that this Agreement shall govern all work performed under such Statements of Work.

2.3                               Party Obligations. Company acknowledges that Aditi’s obligations are expressly conditioned upon Company: (a) providing adequate access, where applicable, to all facilities, personnel, background information, content, computer systems and software required for Aditi to provide the Services, and (b) completing all Tasks Company has agreed to perform in a timely manner.  Aditi acknowledges that Company’s obligations are expressly conditioned upon Aditi: performing the Services in a professional manner consistent with Software Engineering Institute industry standards, and delivering the Aditi Deliverables as mutually agreed.

2.4                               Changes to Statements of Work (SOW). In rare situations, the Parties may add terms very specific to the SOW.  Such changes will be authorized in writing by authorized persons of the Parties. These terms shall prevail over the terms of the Master Services Agreement for the specific SOW.

2.5                               Basis of Charge:  The Charges will be structured for each of the SOW. In case of ODC effort, there shall be a fixed charge for the infrastructure provided. The Services are rendered under Onsite / Off Shore or under ODC, and are mainly on a retainership basis.  The parties will mutually agree upon a list of Aditi employees providing the Services and their respective monthly billing rates in accordance with the guidelines set forth in Exhibit C.  Accordingly, the delivery schedules and cost estimates are non-binding, good faith estimates only.

2.6                               Subcontractors: With Company’s prior written consent (which may be withheld in Company’s sole discretion), Aditi may use subcontractors to assist in performing its obligations under this Agreement; provided that such subcontractors have entered into written confidentiality agreements with Aditi.

2.7                               Project Managers: The Parties shall appoint project managers to manage the Services, including an Aditi Project Manager reasonably acceptable to Company who will be based in India at off-shore rates. Each Party shall identify its project manager and a second level contact in each Statement of Work. All contact between the Parties regarding the Services to be performed under a Statement of Work (other than contact that is necessary for or incidental to provision of the Services) shall be initiated between the project managers and second level contacts.  Project Managers and other key team members will participate in weekly conference calls regarding the status of all Statements of Work.

2.8                               Staffing:  Aditi has recruited a team of six Aditi engineers (the “Initial Team”), who will complete approximately two months of Company training, starting on September 8, 2003.  The Parties anticipate that Aditi’s team of engineers dedicated to the Company project will increase to 27 people by June 2004 and 46 people by December 2004.  Aditi will be responsible for training of all Aditi employees added to the Company Statements of Work, and will attempt to include employees with a pharmacy or chemistry background.  The Parties agree that the Aditi team size will not be reduced by more than 20% from one quarter to the next during the term of the Service Agreement.  Aditi acknowledges and agrees that Company may elect to relocate three or four Company employees to India. Aditi will, at no additional charge, provide up to two of the Company employees with adequate resources and support at its Company service center in India (ex. computers, work space, etc.), provided Company will pay Aditi $2000 per month for each additional full-time Company employee working at the ODC.  Aditi shall hire engineers for Company’s ODC with the understanding that these engineers will be transferred to Company at the end of the Initial Term.  In addition, Aditi agrees to offer employment in India to one of Company’s current employees, with salary and benefits consistent with Aditi’s current structure for similarly situated employees.

2.9                               Training and Related Expenses:  Training of the Initial Team by Company personnel will begin in Company’s Waukegan, Illinois facility and continue in Company’s Palo Alto, California facility.  Each member of the Initial Team will submit expense reports for travel and related expenses to Aditi for reimbursement, with approved expenditures invoiced to Company and due within 30 days of

Company’s receipt of invoice.  Furthermore, Aditi will ensure that the Initial Team remains on Company’s Statements of Work pursuant to this Agreement for the Initial Term.  If any member of the Initial Team stops work on Company’s Statements of Work for any reason during the Initial Term, Aditi agrees to bear all costs and expenses of training a substitute member.

3.                          COMPENSATION

3.1                               Rates for Services. Company agrees to pay Fees to Aditi for the Services at the rates set forth in each Statement of Work.  After the first three months of this Agreement, if Company is not satisfied with the quality of the Services provided by Aditi, Company will pay the Fees as follows:  90% for ongoing work on a monthly basis, and the remaining 10% on a quarterly basis upon satisfactory completion of Acceptance Tests.  Each Aditi engineer devoted to Company projects will submit detailed time sheets identifying work performed and the applicable Statement of Work.  In turn, each invoice for Services will include a detailed summary of work performed (hours, billing rate for individual performing the Services, etc.). Aditi employees are eligible for leave and nationally recognized holidays in India.

3.2                               Expenses: ADITI will bill to Company per Aditi employee at the mutually agreed monthly rate, as per the Statement of Work.

3.3                               Invoices. All Fees and expenses are invoiced monthly, due and payable by Company within 30 days of the date of invoice as invoiced per the terms specified in the SOW. As a nonexclusive remedy, in addition to termination under Section 7 below, Aditi may also suspend its continuing performance hereunder if any overdue amounts have not been paid within thirty days of Company’s receipt of notice of payment default.

3.4                               Taxes and Withholding. Any and all payments by Company under this Agreement shall be made free and clear of, and without reduction for, withholding taxes or any other present or future taxes, levies, imposts, deductions or charges, other than taxes based on Aditi’s income. If Company shall be required under any applicable law to deduct any tax from or in respect of any amount payable under this Agreement, (i) the sum payable hereunder shall be increased as may be necessary so that after making all required deductions ADITI receives an amount equal to the sum it would have received had no such deductions been made, (ii) Company shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law and (iii)  Company shall use good faith efforts to notify Aditi of the nature and amount of the likely deduction so that Aditi can take necessary action to mitigate or reduce such deduction as provided under various relief and rebate provided under the Law.

4.                          OWNERSHIP AND PROPRIETARY RIGHTS

4.1                               Ownership. As between the Parties, the Parties agree that: (a) Company shall solely and exclusively own all right, title and ownership interest in and to the Company Work Product (including all underlying Intellectual Property Rights) for which Company has paid Aditi in full (excluding amounts that may be disputed by Company in good faith); and (b) Aditi shall solely and exclusively own all right, title and ownership interest in and to the Background Work Product.

4.2                               Background Work Product. Aditi shall identify in writing on Exhibit B all Background Work Product which Aditi incorporates into or integrates with the Company Work Product.

4.3                               Background Work Product License. Subject to the payment of Fees in full by Company (excluding amounts that may be disputed by Company in good faith), under its Intellectual Property Rights, Aditi hereby grants to Company a non-exclusive, perpetual, irrevocable, royalty-free, fully-sublicensable, worldwide right to make, use, copy, reproduce, modify, create derivative works from, publicly perform, publicly display, distribute, market, import, offer to sell and sell the Background Work Product in object code form, as such Background Work Product is incorporated into or integrated with the Company Work Product, for any purpose whatsoever.

4.4                               Assignment. Excluding Aditi’s rights in the Background Work Product, and subject to the payment of Fees in full by Company (excluding amounts that may be disputed by Company in good faith), Aditi hereby irrevocably assigns and agrees to assign to Company all right, title and interest, worldwide in and to the Company Work Product. Aditi agrees not to challenge the validity of Company’s ownership in the Company Work Product. Aditi agrees to execute any other documents reasonably necessary to carry out the purpose of this Agreement.

5.                          INDEMNIFICATION, WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

5.1                               Indemnification by Aditi. Aditi will defend or settle any claim against Company by a third party alleging that Aditi has violated any governmental law, rule or regulation, or that the Aditi Deliverables infringe any Intellectual Property Rights or misappropriate any trade secret of such third party. The foregoing indemnity will not apply to any infringement claim to the extent such claim arises from: (a) any Aditi Deliverables which have been modified by parties other than Aditi after delivery to the Company, if such modification was a contributing cause of the infringement, or (b) use of the Aditi Deliverables in conjunction with products or components other than the Company products for which the Aditi Deliverables are intended, where there would be no infringement absent such use with such other products or components.

Options: In the event of an infringement claim, in addition to the above indemnification, Aditi shall, at its option (with Company’s consent), do one of the following: modify the infringing portion of the Aditi Deliverables so that it does not infringe or misappropriate, replace the infringing portion of the Aditi Deliverables with a non-infringing or non-misappropriating version, or refund the all amounts relating to the infringing portion of the Aditi Deliverables paid by Company under this Agreement.

5.2                               Indemnification by Company. If Company develops a product or provides a service based in part on the Aditi Deliverables, then Company assumes full responsibility for final review, testing and approval of all features of any such Company product or service that is not subject to indemnity coverage by Aditi under Section 5.1 above. Company also assumes all responsibility for any information and/or specifications it provides to Aditi regarding the Services and agrees that, except as expressly agreed otherwise, Aditi may rely on such information and/or specifications without independent verification. Company agrees to defend or settle any third party claim against Company or Aditi alleging that (i) it has been damaged by a defect in a Company product or service, (ii) a Company product or service infringes or violates its Intellectual Property Rights; provided that such infringement was not substantially caused or contributed to by the Aditi Deliverables or Services, or (iii) it has suffered harm or damage as a result of Company’s marketing, advertising or warranties with respect to the Company Product; or (iv) Company has violated any governmental law, rule or regulation.

5.3                               Indemnification Procedure. In the event one Party (the “Indemnifying Party”) is obligated to indemnify the other Party (the “Indemnified Party”) under this Agreement, the Indemnified Party will as soon as is reasonably practicable provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, tender the defense of any such claim to the Indemnifying Party, provide full cooperation for such defense at the Indemnifying Party’s expense, and not settle the claim without the Indemnifying Party’s prior written approval. The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense provided the Indemnifying Party will pay the Indemnified Party’s reasonable attorneys’ fees where the Indemnified Party reasonably determines that it may have defenses in addition to, or other than, those available to the Indemnifying Party.

5.4                               Warranty Disclaimer. ADITI AGREES TO PROVIDE THE SERVICES IN A WORKMANLIKE MANNER CONSISTENT WITH SEI STANDARDS.  OTHER THAN THE LIMITED WARRANTY SET FORTH IN THIS AGREEMENT, THE ADITI DELIVERABLES ARE AND SHALL BE PROVIDED ON AN “AS IS” BASIS.  ADITI HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY:  (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND/OR (III) WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.  ADITI WILL USE BEST EFFORTS TO ENSURE THAT ITS EMPLOYEES HAVE NOT INSERTED ANY BUG, VIRUS OR HARMFUL DEVICE INTO THE ADITI DELIVERABLES, BUT MAKES NO OTHER WARRANTY THAT THE ADITI DELIVERABLES ARE BUG, VIRUS OR ERROR FREE, ARE INTEROPERABLE WITH ANY OTHER HARDWARE, SOFTWARE, PLATFORM OR SYSTEM OR WILL WORK WITHOUT INTERRUPTION.

5.5                               Limitation of Liability. EXCEPT FOR BREACH OF THE OWNERSHIP AND PROPRIETARY RIGHTS PROVISIONS IN SECTION 4 ABOVE OR A VIOLATION OF THE CONFIDENTIALITY PROVISIONS IN SECTION 6 BELOW, THE LIABILITY OF EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT: (A) SHALL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES AND NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT OR SPECULATIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES, SUCH AS LOSS OF USE, BUSINESS INTERRUPTIONS, AND LOSS OF PROFITS, IRRESPECTIVE OF WHETHER THE PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES; AND (B) EXCLUDING ANY OUTSTANDING UNPAID FEES, SHALL NOT EXCEED THE AMOUNT HAVING ACTUALLY BEEN PAID BY COMPANY TO ADITI HEREUNDER.  THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.                          CONFIDENTIALITY

6.1                               Each Party acknowledges that it may be exposed to information of the other Party that is not generally known to the public and that such information is confidential and/or proprietary information of the disclosing Party (“Confidential

Information”). Confidential Information shall include any Company Work Product and any information that the receiving party knows or reasonably should know that the disclosing party regards as confidential, including but not limited to information regarding Company plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices, costs, suppliers and customers. Each Party shall hold the other Party’s Confidential Information in strict confidence and secrecy. Except as expressly authorized by the disclosing Party or as may be reasonably required to fulfill the purposes of this Agreement, neither Party shall copy, disclose, publish or use the Confidential Information of the other. If an attempt by subpoena or otherwise is made to compel a Party to disclose any of the other Party’s Confidential Information, such requested Party will immediately notify the other Party so that such other Party may take any actions it deems necessary to protect its interests. Each Party’s agreement to protect the other’s Confidential Information applies both during the Term of this Agreement, regardless of the reason it ends, and for a period of three (3) years thereafter.

6.2                               Aditi may mention Company’s company name, and describe in generic terms the Services Aditi performs for Company, in any promotion or publicity materials upon Company’s prior written approval of the form and substance of the relevant materials. Company may mention Aditi’s company name, and describe in generic terms the services Aditi performs for Company, in any promotion or publicity materials upon ADITI’s prior written approval of the form and substance of the relevant materials.

6.3                               Each Party’s obligations with respect to any portion of the other party’s Confidential Information shall terminate when the receiving Party can document that: (a) it was in the public domain at the time it was communicated to the receiving Party by the disclosing party, (b) it entered the public domain subsequent to the time it was communicated to the receiving Party by the disclosing Party through no fault of the receiving Party, (c) it was in the receiving Party’s possession free of any obligation of confidence at the time it was communicated, (d) it was rightfully communicated to the receiving Party free of any obligation of confidence subsequent to the time it was communicated to the receiving Party by the disclosing Party, or (e) it was developed by employees or agents of the receiving Party independently of and without reference to any information communicated by the disclosing party.

6.4                               Aditi agrees that any Aditi employee performing work on Company projects will not, during the term of this Agreement and for a period of one year after termination or expiration of this Agreement, be assigned to projects requested by any competitor of Company listed on Exhibit D. In addition, Aditi agrees to notify Company of any work undertaken by Aditi on behalf of a competitor of Company listed on Exhibit D. Each party acknowledges that its breach of the provisions of this Section 6 will cause irreparable damage and hereby agrees that the other party shall be entitled to seek injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

7.                                      TERMINATION

7.1                               The proposed model for this Agreement is Build-Operate-Transfer (BOT).  This Agreement will commence on the Effective Date and continue in full force and effect for sixteen months (the “Initial Term”) unless terminated sooner in accordance with the provisions of this Agreement.  After the Initial Term, this Agreement shall automatically renew on the anniversary of the Effective Date for additional one (1) year renewal terms,  provided (a) either Party may terminate this Agreement for convenience upon six months’ prior written notice to the other Party; and (b) Company may initiate the “transfer” process upon thirty (30) days’ written notice.  Upon initiation of the transfer process, Aditi will use all reasonable efforts to establish the Company facility within six months.  The transfer payment payable to Aditi will be calculated based on peak staffing of all people eligible for transfer (excluding Omnicell employees) during the term of the Agreement as shown below:

1 - 25 employees:                                                      $150,000

26 - 50 employees:                                              $250,000

51 - 75 employees:                                                $350,000

76 - 100 employees:                                          $450,000

The parties will mutually agree upon a detailed transfer plan, including those team members to be offered employment with Company, as well as fixed assets and equipment being transferred to Company.  Charges for Aditi personnel assisting with the transfer are included in the applicable transfer payment.  Eighty percent (80%) of the applicable transfer payment will be invoiced to Company in six monthly non-refundable installments, with the remaining twenty percent (20%) invoiced upon completion of the transfer.  Additional transfer-related expenses approved in the transfer plan will be billed to Company based on actuals.

If, at any time during implementation of the transfer plan, Company wishes to stop the transfer process, the parties will use all reasonable efforts to mitigate expenses.  Company acknowledges and agrees that monthly installments of the transfer payment are not refundable and are not credited towards a future transfer payment if Company elects to resume the transfer process.

Aditi agrees to provide additional services to Company after the transfer occurs, on terms mutually agreeable to the Parties. Notwithstanding the provisions of this Section 7.1, this Agreement shall continue in full force and effect as to any Services that are outstanding under any Statement of Work that is current as of the termination of this Agreement, until (a) such Services are completed; or (b) the Parties agree to terminate this Agreement as to such Services.

7.2                               Termination for Cause. Either Party may terminate this Agreement upon thirty (30) days prior written notice for the unremediated breach of any provision of this Agreement by the other Party, provided the non-breaching party has provided the breaching party with written notice describing the breach and provided the breaching party with a reasonable opportunity to cure. If a Party breaches a provision of a Statement of Work, then the other Party may terminate that Statement of Work if the breach remains unremediated for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party and offers the breaching party a reasonable opportunity to cure.  If termination is due to Aditi’s breach, Company shall pay Aditi for all Fees accrued and costs incurred under this Agreement or the Statement of Work, as appropriate, as of the termination notice date. If termination is due to Company’s breach, Company shall pay to Aditi all accrued Fees and incurred expenses under this Agreement or the Statement of Work, as appropriate, up to the effective date of such termination.

7.3                               Delivery and Return Upon Expiration or Termination. Upon termination of this Agreement, subject to the payment of Fees in full by Company (excluding amounts that may be disputed by Company in good faith), Aditi shall promptly deliver the Company Work Product to Company and return to Company any Company property, including without limitation, any Confidential Information. Termination of this Agreement, excluding termination for Company’s breach, shall not affect any ownership, license, or indemnity rights granted to Company hereunder. In the event of termination due to Company’s breach, subject to the payment of Fees in full by Company (excluding amounts that may be disputed by Company in good faith), Company shall have ownership rights in and to that portion of the Company Work Product completed as of the effective date of termination.

8.                          GENERAL PROVISIONS

8.1                               Assignment.  Neither Party may assign this Agreement to any other Party, in whole nor in part, without the other Party’s prior written consent, which shall not be unreasonably withheld.  Any attempted assignment in violation of this provision shall be void and of no effect.

8.2                               Choice of Law; Jurisdiction and Venue. This Agreement will be subject to and governed by the laws of the State of California as applied to agreements made, entered into and performed solely in California State by California State residents. For any litigation arising from or related to this Agreement, the Parties hereby consent to the exclusive jurisdiction of and venue in the federal district courts of the Northern District of California, located in San Francisco, California. Notwithstanding the foregoing, however, either Party may bring an action for injunctive or equitable relief in any jurisdiction it deems reasonably necessary to protect its proprietary rights.

8.3                               Notices. All notices permitted or required under this Agreement shall be in writing and mailed or delivered to the receiving Party at the address first set forth above.

8.4                               Survival. Sections 1, 4, 5, 6, 7 and 8 of this Agreement shall survive any expiration or termination of this Agreement, regardless of the reason for such termination, and shall continue in full force and effect thereafter.

8.5                               Independent Contractor. The Parties expressly understand and acknowledge that in providing Services, Aditi and its employees act solely as independent contractors and nothing contained herein is construed to create a relationship of employer and employee, principal and agent, partnership or the like between Company, or any of its affiliated companies, and Aditi. Aditi’s employees will not be eligible for, and will not receive, any so-called “fringe benefits” or other benefits extended to Company’s employees, including without limitation, life insurance, health and accident insurance, or pension benefits. Aditi is responsible for all state, federal, or other taxes relating to compensation of Aditi personnel and its employees will not be entitled to receive any compensation from Company for holidays, vacation, sickness, etc. Further, Aditi will have no authority to, and will not, enter into any contract on behalf of Company, or any of its affiliated companies, or commit them to any obligation.

8.6                               No Hire Provisions. Other than as contemplated by the “transfer model”, each Party agrees that during the term of this Agreement and for a period of one (1) year after termination or expiration of this Agreement, on its own account of for any other person, it will not knowingly solicit, employ or entice away from the employ of the other Party any employee who has directly or indirectly performed Services under this Agreement or any Statement of Work without the current employer’s prior written approval.  If Aditi hires back any Aditi employee “transferred” to Company, Aditi agrees to pay Company a penalty of $10,000 per employee hired back.  Aditi agrees to designate which of its employees are not subject to hire by Company, provided the “no-hires” shall be limited to the Initial Team and no more than 10% of the remaining Aditi employees providing Services.

8.7                               Expenses:  Each Party will bear its own expenses in the preparation of this Agreement, including legal and accounting expenses.

8.8                               Compliance with Laws: Each Party agrees to comply with all applicable laws and regulations, including the export laws and regulations of the United States and any other country with jurisdiction over the Aditi Deliverables, to the extent applicable.  In addition, Aditi agrees to sign a HIPAA Business Associate Subcontractor Agreement and any other documents reasonably requested by Company in order to ensure compliance with this provision and all applicable laws and regulations.

8.9                               Non-waiver and Severability. Either Party’s failure at any time to require strict compliance by the other Party of the provisions of this Agreement will not diminish such Party’s right thereafter to demand strict compliance with the terms of this Agreement. Waiver of any particular default will not waive any other default. In the event that any provision of this Agreement is deemed unlawful or otherwise unenforceable, such provision will be severed from this Agreement and the balance of the Agreement will continue in full force and effect.

8.10                        Amendment of Agreement; Authority to Execute. This Agreement may be amended only by mutual written agreement of authorized representatives of the Parties. Each Party warrants that it has full power and authority to enter into and perform this Agreement and that the person signing this Agreement on behalf of such Party has been duly authorized and empowered to enter into this Agreement.

8.11                        Force Majeure. Neither Party shall be in default for failure to deliver if such failure was the result of events outside of such Party’s control, including but not limited to, acts of God, fire, labor disputes, actions of any governmental agency or shortage of materials or labor, however, the impacted Party shall take all reasonable steps to avoid or remove such causes of non-performance and shall promptly continue performance hereunder whenever such causes are removed.  Notwithstanding the foregoing, if Aditi is unable to perform by reason of force majeure for a period of more than two business days, Aditi agrees to transition work to its Seattle facilities and to comply with the Business Continuity Requirements attached to this Agreement as Exhibit E.

8.12                        Agreement: This Agreement, including all Exhibits and Attachments, is the entire agreement between the Parties concerning the Services. Accordingly, this Agreement supersedes any prior or contemporaneous understandings or agreements (including without limitation any nondisclosure agreements), proposals or other communications, oral or written, between the Parties with respect to the Services and/or the subject matter hereof.

8.13                        Exhibits: The following Exhibit and all Attachments thereto are incorporated into and made part of this Agreement:

Exhibit A                                                        Statement of Work

Exhibit B                                                          Background Work Product

Exhibit C                                                          Rate Information

Exhibit D                                                         Company Competitors

Exhibit E                                                           Business Continuity Requirements

AGREED TO AND ACCEPTED:

Aditi Technologies Pvt. Ltd. 224/16 Ramana Maharishi Road Bangalore, India - 560 080		Omnicell, Inc. 1101 East Meadow Drive Palo Alto, CA 94303

By:	/s/ Vinayak Karnataki	By:	/s/ Chusak Siripocanont

Name:	Vinayak Karnataki	Name:	Chusak Siripocanont

Title:	VP of Sales and Marketing	Title:	Senior VP of Engineering, Manufacturing and Quality

Date:	September 5, 2003	Date:	September 5, 2003

EXHIBIT A

Form of Statement of Work (SOW)

Date:

Name of the Project OR Names of ADITI consultants to be engaged for the SOW

Reference document for the SOW: (Project Proposal as outlined in EXHIBIT B) OR

Brief Description of assignment for ADITI consultants

Hourly/Daily/Monthly rates OR Reference to reference to the section on Price in the Project Proposal

Other charges (Reference to Project Proposal OR details of other charges for ADITI consultants)

Location of assignment (Reference to Project Proposal OR names of locations for ADITI consultants

Other Terms & Conditions

Signature of authorized signatories of ADITI and COMPANY

AGREED TO AND ACCEPTED:

Aditi Technologies Pvt. Ltd.	Omnicell, Inc.
224/16 Ramana Maharishi Road	1101 East Meadow Drive
Bangalore, India - 560 080	Palo Alto, CA 94303

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A-1

Statement of Work (SOW) for Initial Team

Date:                    September 5, 2003

The Initial Team will consist of the following individuals charged at the following rates:

Name	Position	Original Rate $	Discounted Rate $
Naveen Rajkumar	Software Test/QA Project Manager	4500	4275
Amit Arora	Applications Developer 3	4000	3800
Arun Dayanandan	Software Test Lead	4250	4037.5
Govind Rathi	Software Test Lead	4250	4037.5
Rajeshwari CR	Software Test Lead	4250	4037.5
Sridhar Pabbisetty	Software Test Lead	4250	4037.5

Other Terms & Conditions:

The Initial Team set forth above will complete approximately two months of Company training, starting on September 8, 2003.

Please refer to Master Services Agreement for terms regarding training of Initial Team at Company’s Waukegan, IL and Palo Alto, CA facilities.

Signature of authorized signatories of ADITI and COMPANY

AGREED TO AND ACCEPTED:

Aditi Technologies Pvt. Ltd.	Omnicell, Inc.
224/16 Ramana Maharishi Road	1101 East Meadow Drive
Bangalore, India - 560 080	Palo Alto, CA 94303

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT B

BACKGROUND WORK PRODUCT

[None]

OMNICELL, INC.	ADITI

By	By

Name	Name

Title	Title

Date	Date

EXHIBIT C

RATE INFORMATION

1.               The monthly rates for Aditi employees are inclusive of the following items:

•                  The use of Aditi’s existing Bangalore facilities.

•                  Aditi’s existing connectivity.

•                  Basic Software/Hardware.  This includes Windows 2000, Office 2000, Visual Sourcesafe, Dell P3/P4/128MB/12GB Workstations, P4/512MB/40GB Servers.

Monthly rates for Aditi employees are exclusive of the following:

•                  The cost of any additional facility needed specifically and exclusively for Company (other than lab space required as a part of any Statement of Work).

•                  Additional connectivity in excess of 100 Mbps needed specifically and exclusively for Company.

•                  Proprietary/Special Software/Hardware.  Also development of tool licenses, database licenses, and application servers.

2.               Rates charged to Company will reflect a 5% discount off of Aditi’s published rates and will increase by no more than 5% at the end of each year.

3.               Mutually agreed rates along with Resource Title Descriptions are attached as Addendum I to this Exhibit.

4.               Those Aditi employees normally based offshore but located in the United States during the Training/Knowledge Transfer Phase will be billed at offshore rates.  In addition, the following extra charges will apply:

a.               Visa costs (on actuals)

b.              Travel costs (on actuals)

c.               Lodging (on actuals)

d.              Automobile Rentals (on actuals)

e.               Other expenses on approved by Company Supervisors (on actuals.)

f.                 A per diem payment of $35 per day

5.               Aditi will invoice Company on a monthly basis, at the beginning of each month.

Addendum I: Rates and Resource Title Descriptions

Generic Resource Title	Rate $$ Per Month Offshore at Aditi facility	Description	Years of Experience & Functional Competency Level
Software Test Engineer 0 (Jr)	3000	Execution of prewritten manual test cases and reporting of product anomalies when found. May also run automated test tools. Basic computer configuration and/or application compatibility testing.

General knowledge of personal computers, applications software, and operating systems. Ability to use, at a basic level, business productivity applications. Basic investigative and problem solving skills, as well as attention to detail. Ability to learn new information quickly, and communicate test results clearly. Technical training certification, Associate’s degree or equivalent work experience/training.

Software Test Engineer 1	3250

Execution of prewritten manual test cases and reporting of product anomalies when found. May also run automated test tools and perform analysis of results. Basic computer configuration and/or application compatibility testing.

General knowledge of personal computers, applications software, and operating systems. Ability to use, at a basic level, business productivity applications. Demonstrated investigative and problem solving skills, as well as attention to detail. Ability to learn new information quickly, and communicate test results clearly. Familiarity with product lifecycle helpful. Bachelor’s degree, technical training certification, Associate’s degree or equivalent work experience/training.

Software Test Engineer 2	3250

Same type of project work as Tester 1, plus may write test specification, test cases and run test automation scripts.  Detailed analysis of test results and adjustment of test cases accordingly.  Some bug prevention or proactive testing through product specification reviews.

Software Test Engineer 1 qualifications plus more advanced knowledge of and experience in software testing principles. Relevant related experience considered. Demonstrated ability to define and use common terms and concepts for at least one operating system and environment. Ability to read at least one programming language such as BASIC, C, or C++. Working knowledge of personal computer hardware and peripherals. Knowledge of Windows interface guidelines may be needed. Bachelor’s degree in Computer Science or Engineering, or experience with testing through at least one full software product development cycle.

Software Test Engineer 3	3500

Same type of project work as Tester 2, plus may write test plans for a small project or a medium to large feature set. Review test specifications, cases, and automation written by others for coverage and completeness. Improves test quality and effectiveness by working with Development and Program Management to prevent problems and to make the product more testable. Finds holes in test cases.

2-3 plus years work related experience. Software Test Engineer 2 qualifications plus ability to code basic production test scripts. Experience with SQL, ASP, IIS, and HTML.  Knowledge of software testing standards, methods and conventions, and the product development cycle. Demonstrated success in coordinating the test effort for software projects, as well as testing software products and contributing to their quality standards. Proficiency in one or more programming languages. Basic understanding of Microsoft product quality.  Experience with shipping a product / product cycle may be helpful.

Software Test Engineer 4	3750

Same type of project work as Tester 3, plus may conduct detailed analysis of test results to find product defects and incomplete test cases in test suites. Improvement of test quality and effectiveness. Review of product specifications to find holes in features or problems with the integration of multiple features. Use of automation tools and languages to fix problems. Writes test code.

4 plus years work related experience. Software Test Engineer 3 skills plus knowledge of Microsoft and/or industry testing standards, methods and conventions. Knowledge of Microsoft product development methods. Knowledge of programming language. Demonstrated independence in testing production code and providing high quality product feedback. Experience working with Microsoft products through development cycle. Bachelor’s degree in Computer Science.

Software Test Engineer 5	3750

Tester 4 duties plus defines and executes all testing issues and other tasks necessary to complete and ship a world class product. Uses knowledge of user needs to influence product direction and contributes significantly to product specification. Provides assistance to others as needed on projects.

5 plus years work related experience required. Software Test Engineer 4 qualifications plus consistent demonstration of superior testing or management techniques required. Knowledge of programming languages required. Must have the ability to solve difficult problems. Must have demonstrated superior testing and project management skills through production of world class products. Demonstrated high level of accountability and personal responsibility leading to the success of projects required. Bachelor’s degree in Computer Science.

Software Test Lead	4250

Responsible for team leadership role in analysis, design and development of test plans on high risk/complex enterprise systems. Participates in the planning process and provides staff management of technical resources for projects. Communicates technical strategy and policy setting for consistent application of technical resources and ensures that testing meets specifications. Creates project plans and monitors projects. Communicates with and trains less senior team members in test case/plan development methods; quality and risk management metrics; database management of bug incidents; evaluation of software to design and usability standards. Architects and may lead test case and automation development for multiple feature areas. Recommends and evaluates alternative solutions and makes objective recommendations that affect multiple feature areas. Quantifies risk and quality metrics for a project.

6 plus years work related experienced required.  Software Test Engineer 5 plus highly refined software engineering process facilitation skills with areas of business/functional specialization. Strong team building skills. Excellent problem resolution, judgment and decision making skills. Proven leadership skills with a medium to large-sized team. Strong working knowledge of ITG development and test tools.

Software Test/QA Project Lead	4250

Project work may include the development of test plan and schedule, management of outward and inward communication to the core team members.  Management of test schedule and execution.  Management of test environment, resources, issues, bugs and escalation to proper channels.  Manage communication of testing team.  Provide status reports.

Minimum 1 year experience in a supervisory capacity overseeing Testing projects, including the creation, management and execution of the schedule.  Experience executing a worldwide program launch test may be helpful.  Demonstrated troubleshooting and project management skills.  Experience with Microsoft products.  Experience in creating, managing, and reporting issues and bugs.  Experience reading functional and technical specification and other technical documents.  Ability to write, speak, and present information effectively and persuasively across communication settings.  Excellent written and verbal communication skills.  Bachelor’s degree in Computer Science or equivalent industry experience

Software Test/QA Project Manager	4500

Project work may include the development of test plan and schedule, management of outward and inward communication to the core team members.  Management of test schedule and execution.  Management of test environment, resources, issues, bugs and escalation to proper channels.  Manage communication of testing team.  Provide status reports to and meet with Microsoft PM or vendor PM to discuss project status.

5 plus years work related experience.  Software Test Engineer qualification plus consistent demonstration of superior testing and management techniques. Demonstrated ability to manage large, complex test projects. Knowledge of programming languages.  Experience with Microsoft products.  Experience in creating, managing, and reporting issues and bugs.  Experience reading functional and technical specification and other technical documents.  Ability to write, speak, and present information effectively and persuasively across communication settings.  Excellent written and verbal communication skills. Ability to troubleshoot and solve difficult problems.  Demonstrated high level of accountability and personal responsibility leading to the success of projects. Bachelor’s degree in Computer Science or equivalent industry experience.

Software Design Engineer in Test 1	3250

Design and development of test plans for specific programs. Perform repeatable testing procedures and processes. Verification of triggers, stored procedures, referential integrity, and hardware product or system specifications. Interpretation and modification of code as required including batch files, make files, Perl scripts, queries, stored procedures and/or triggers. Project scope may include writing automation test scripts for simulating user interactions such as data entry, menu selections, mouse actions, data I/O, etc. Application level configuration skills

0-1 year software testing experience in a Windows client/server environment. Experience in development and/or database administration experience using a 6mths - 1 year software testing experience in a Windows client/server environment. Experience in development and/or database administration experience using a Microsoft product.  Experience with batch files and command-line Windows utilities may be needed. Some knowledge of software quality assurance practices. Ability to read logical and physical data model diagrams. Ability to read and write C/C++ required. Database programming experience i.e. SQL Server, Sybase, Oracle, Informix and/or DB2 may be needed. Knowledge of Visual Basic, MFC, OLE, Internet tools, NT, compiler preprocessor.  Knowledge of personal computer hardware may be needed. Bachelor’s degree in Computer Science or Technical Certifications. Business/functional knowledge helpful.

Software Design Engineer in Test 2	3750

Design and development of test plans, perform repeatable testing procedures and processes. Verification of triggers, stored procedures, referential integrity, hardware product or system specifications. Write/modify dll’s and COM objects. Interpretation and modification of code as required with at least one programming and / or one scripting language. System level configuration skills.

1-3 plus years software testing experience, 1 year in a Windows client/server environment. 1 year development and/or database administration experience using a Microsoft product. Solid knowledge of software quality assurance practices. Ability to read logical and physical data model diagrams. Ability to read and write C/C++ required. Database programming experience i.e. SQL Server, Sybase, Oracle, Informix and/or DB2 may be needed. Knowledge of Visual Basic, MFC, OLE, Internet tools, NT, compiler preprocessor. Knowledge of personal computer hardware may be needed. Bachelor’s degree in Computer Science and some business/functional knowledge helpful.

Software Design Engineer in Test 3	4000

Analyze, design and development of overall test plans, perform repeatable testing procedures and processes. Verification of installation instructions, APIs, triggers, stored procedures, referential integrity, hardware product or system specifications. Interpretation and modification of code as required including batch files, make files, Perl scripts, queries, stored procedures and/or triggers. Identify and define project team quality and risk metrics. Provide assistance to other testers. Application/System/Inter-System level issues may be the major focus. Project scope may include application/system performance, threading issues, bottleneck identification, writing small footprint and less intrusive code for critical code testing, tackle system/application intermitted failures etc. Enterprise level configuration skills

4 plus years software testing experience, 2 plus years in Windows client/server environment. 4 years development and/or database administration experience using a Microsoft product. General knowledge of software quality assurance practices. Ability to read and write at least one programming language such as C/C++, VB, SQL, etc. DB2 database programming experience may be needed. Experience with Visual Basic, MFC, OLE, Internet tools, NT, and compiler preprocessor helpful. Knowledge of personal computer hardware may be required. Must have solid understanding of software development cycle. Demonstrated project management ability required. Bachelor’s degree in Computer Science required and some industry experience helpful

Applications Developer 1	3500

Design and development of internal business systems/applications, often under deadline pressure. Communicate and advocate design, requirements, feature set, functionality and limitations of systems/applications to team and/or development lead.

1-3 years of work related experience. General expertise in areas of Windows client/server development environment and solid software engineering practices. Ability to proactively identify issues and coordinate resolutions. Some business/functional area knowledge. May require an advanced knowledge of technology in one area and moderate level skills in multiple areas (e.g., C++, C, VB, SQL). Bachelor’s degree in Computer Science or related field or equivalent work experience/training.

Applications Developer 2	3750

Design and development of internal business systems/applications under deadline pressure or takes primary role in smaller, low risk projects. Communicate and defend design, requirements, feature set, functionality, usability, localization issues, and limitations of subsystem to team and/or development lead or manager.

3-5 years of work related experience. Specialized expertise in specified areas of Windows client/server development environment and solid software engineering practices. Considered an expert in a specific business/functional area. Ability to proactively identify issues and coordinate resolutions. May require an advanced knowledge of technology in one area and moderate level skills in multiple areas (e.g., C++, C, VB, SQL) Bachelor’s degree in Computer Science or related field or equivalent work experience/training.

Applications Developer 3	4000

Responsible for overall design, development and team coordination on business systems/applications under deadline pressure. Communicate standards and defend technology and scoping decisions to information technology management and development teams.

5 plus of work related experience. Project management and software engineering process expertise. Strong understanding of global business/functional areas. Ability to proactively identify issues and coordinate resolutions. May require an advanced knowledge of technology in one area and moderate level skills in multiple areas (e.g., C++, C, VB, SQL). Bachelor’s degree in Computer Science or related field or equivalent work experience/training.

Software Development Lead	4500

Responsible for overall design, development and team coordination on business systems/applications under deadlines.  Management of development environment, resources, issues, bugs and escalation to proper channels.  Manage communication of development team.  Provide status reports to and meet with Microsoft PM or vendor PM to discuss project status.  Communicate standards and defend technology and scoping decisions to information technology management and development teams.

3-5 plus years of work related experience.  Software design engineer skills plus project management and software engineering process expertise.  Strong understanding of global business/functional areas.  Ability to manage large, complex development projects including the proactive identification of issues and coordination of resolutions. Experience with Microsoft products.  May need an advanced knowledge of technology in one area and moderate level skills in multiple areas (e.g., C++, C, VB, SQL). Ability to write, speak, and present information effectively and persuasively across communication settings.  Excellent written and verbal communication skills.  Ability to troubleshoot and solve difficult problems. Demonstrated high level of accountability and personal responsibility leading to the success of projects. Bachelor’s degree in Computer Science or related field or equivalent work experience/training.

Addendum II: Establishment of Business Operations in India

Details
Registration	• Get name clearance • Appoint Auditors • Register Indian subsidiary company • Obtain legal clearance on behalf of customer
Legal Clearance

•                  Registrar of Companies

•                  Register under Sales Tax Act

•                  Register under Income Tax Act

•                  Register under Professional Tax Act

•                  Register under Provident Fund Act

•                  Register under Shops & Establishments Act

•                  Register under Software Technologies Park

•                  Get the Facilities Bonded with Customs Authorities

•                  Register under Director General of Foreign Trade

•                  Register under Reserve Bank of India

•                  Register under Service Tax Act

•                  Set up process for Foreign Exchange Transfer

•                  Clearance under Pollution Control Authorities

Facility

•                  Identify and negotiate on behalf of the customer

•                  Design the Interior

•                  Co-ordinate with various parties

•                  Get the Plan sanction

•                  Get the Power Sanction

•                  Design the back up power system

•                  Design and get installed Air Conditioning system

•                  Implement the safety standards for the facility

•                  Supervise installation of basic amenities on behalf of customer

Communication

•                  Identify best option to be setup for customer

•                  Negotiate on behalf of the customer

•                  Sign up the ISP for connectivity

•                  Get the clearance from Airport Authority for high rise towers for communication

•                  Implement land-line set up

Hardware/Software	• Negotiate on behalf of the customer • Supervise installation on behalf of the customer
People

•                  Identify and negotiate with placement/HR consultants

•                  Devise the advertisement. Campaign for recruitment

•                  Conduct required selection procedures using Aditi personnel for recruitment

•                  Identify training needs

•                  Advise on industry standards for compensation

•                  Supervise grooming of key members of the subsidiary

IPR	• Ensure all legal IPR related documents are provided to customer as part of the subsidiary setup
Travel	• Send Senior Manager to supervise the KAP and to help train the customer team and subsidiary team on the typical issues related to remote development. • Based on identified need Senior Management would travel to customer location
General	• Open Bank Accounts • Set up Accounting System • Get the books audited • Enter into various maintenance contracts

EXHIBIT D

COMPANY COMPETITORS (including affiliates and subsidiaries)

1.                                       Cardinal Health (Pyxis Corporation)

2.                                       McKesson HBOC

3.                                       MedSelect Systems

4.                                       Cerner

5.                                       Eclipsys

6.                                       Par Excellence

7.                                       Baxter Healthcare Corporation

8.                                       AmerisourceBergen Drug Corporation

9.                                       Bridge Medical

10.                                 AutoMed Technologies

11.                                 Integrated Health Systems

12.                                 Global Healthcare Exchange (Medibuy)

13.                                 Neoforma

14.                                 Care Fusion

EXHIBIT E

BUSINESS CONTINUITY REQUIREMENTS

Data Backup and Storage

Aditi will perform a daily backup of all project data that is stored/cached on the work stations of all project team members.  In addition, all data, including source code files, project plans, test plans, test scripts, project related documents will be stored in a central repository both at Company and at the Company ODC. Backup should be performed on an alternate medium such as DLT Tape and stored offsite at a location that is at least 50 miles away from the ODC, or the equivalent.

Disaster Event

In the event of a disaster, Aditi will meet the recovery time objective of 72 hours to provide an alternate facility with personnel and basic infrastructure, including network connectivity, and computing resources necessary to resume the operations.